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Exhibit 1

A copy of this Notice was lodged with the Australian Securities and Investments Commission on the 14th day of July 2004. The Australian Securities and Investments Commission takes no responsibility for the contents of this notice.

Durban Roodepoort Deep, Limited ARBN 086 277 616 / South African Reg. No. 1895/000926/06

Company notice—section 650D(1) of the Corporations Act
Notice of variation

To:	1	Australian Securities and Investments Commission (ASIC)
	2	Emperor Mines Limited ABN 61 007 508 787 (Emperor)
	3	Shareholders in Emperor to whom Durban Roodepoort Deep, Limited (DRD) has made takeover offers.
DRD gives notice under section 650D of the Corporations Act 2001 that:
• it varies its takeover offer dated 13 April 2004 (Offer) for all of the ordinary shares in Emperor which is contained in its bidder's statement dated 26 March 2004 (as supplemented) (Bidder's Statement) by extending the period during which the Offer will remain open so that the Offer will now close at 7.00pm (Sydney time) on 30 July 2004; and
• accordingly, the Offers (as amended) are varied by replacing:
(1) "14 July 2004" with "30 July 2004" in section 9.2(a) of the Bidder's Statement; and
(2) "14 July 2004" with "30 July 2004" wherever appearing in the acceptance form.
Dated 14 July 2004
Signed for DRD by two directors of DRD authorised to sign this notice pursuant to a resolution passed at a meeting of directors of DRD.
/s/ IAN MURRAY Director	/s/ R.P. HUME Director

Ian Murray Name (Please print)	R.P. Hume Name (Please print)
U.S. Disclosures
The DRD shares to be issued under the Offer have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless they are registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.

The offer described in DRD's Bidder's Statement dispatched on 13 April 2004 is made for the securities of an Australian company. The offer is subject to disclosure requirements in Australia that are different from those of the United States. Certain financial statements included in the Bidder's Statement have been prepared in accordance with South African, Australian and/or International Accounting Standards that may not be comparable to the financial statements of United States companies. It may be difficult for Emperor's shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since DRD is located in South Africa, and all of its officers and directors are residents of countries other than the United States. Emperor's shareholders may not be able to sue DRD or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel DRD and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that DRD may purchase securities otherwise than under the offer in DRD's Bidder's Statement, such as in the open market or privately negotiated transactions to the extent permitted under Australian law.

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  Exhibit 1